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                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                        CENTRAL VALLEY COMMUNITY BANCORP


         Daniel J. Doyle certifies that:

         1. He is the President and Chief Executive Officer and Secretary of Central Valley Community Bancorp, a California corporation.

         (2) Article Four of the Articles of Incorporation of this corporation is amended to read in full as follows:

                  (a) Central Valley Community Bancorp (hereinafter the "Corporation") is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock" respectively. The number of shares of Common Stock authorized to be issued is 20,000,000 and the number of shares of Preferred Stock authorized to be issued is 10,000,000.

                  (b) The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         (3) The foregoing amendment to Articles of Incorporation has been duly approved by the Board of Directors.

         (4) The article amendment as included in this Certificate of Amendment to Articles of Incorporation has been duly approved by shareholders holding 100% of the outstanding shares. The corporation has only one class of shares and the number outstanding is 100.

                                         /s/ Daniel J. Doyle
                                         ---------------------------------------
                                         Daniel J. Doyle
                                         President,   Chief  Executive   Officer
                                         and Secretary

         Daniel J. Doyle declares under penalty of perjury under the laws of the State of California that he has read the foregoing Certificate of Amendment of Articles and know the contents thereof, and that the same is true of his own knowledge.

         Dated: as of June 28, 2000.

                                         /s/ Daniel J. Doyle
                                         ---------------------------------------
                                         Daniel J. Doyle